Exhibit 10.22

May 20, 2024

CW Opportunity 2 LP

Magnetar Constellation Master Fund, Ltd

Magnetar Capital Master Fund Ltd

Longhorn Special Opportunities Fund LP

c/o Magnetar Financial LLC

1603 Orrington Avenue, 13th Floor

Evanston, Illinois 60201

Re:	Director Nomination Rights

Ladies and Gentlemen:

This letter agreement (the “Agreement”) will confirm our agreement that pursuant to and effective as of your purchase of 449,265 shares of Series C Preferred Stock (the “Shares”) of CoreWeave, Inc. (the “Company”), CW Opportunity 2 LP, Magnetar Constellation Master Fund, Ltd, Magnetar Capital Master Fund Ltd and Longhorn Special Opportunities Fund LP (collectively, the “Investor”) shall be entitled to the following contractual rights:

To the extent permitted by applicable law and the rules and regulations of the principal stock exchange on which the Company’s shares of Class A Common Stock are then traded or listed (the “Listing Requirements”), the Investor shall have the right to nominate one individual (the “Nominee”) for consideration by the Company’s Nominating and Governance Committee (the “Committee”) to serve as a member of the Company’s Board of Directors (the “Board”) at any time and from to time during the Nomination Right Period (as defined below) that the Nominee or other designee or affiliate of the Investor is not then a member of the Board. The Committee may consider the Nominee for election to the Board in its sole discretion and in accordance with the Listing Requirements and the charter of the Committee. To the extent the Committee approves of the Nominee for service on the Board, the Committee will nominate the Nominee for election as a member of the Board as part of the slate of nominated directors that are included in the proxy statement (or consent solicitation or similar document) of the Company relating to the election of directors. To the extent that (a) the Committee does not approve of the Nominee for service on the Board or (b) the Nominee ceases to serve as a director for any reason (other than the failure of the stockholders of the Company to elect such individual as a director), the Investor shall have the right to nominate for the Committee’s consideration another Nominee in accordance with the provisions of this paragraph until such time as a nominee of the Investor is elected to the Board. For purposes of this Agreement, “Nomination Right Period” means the period commencing with the Company’s first underwritten public offering of its Class A Common Stock (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to its stock option, stock purchase or similar plan or an SEC Rule 145 transaction) and terminating upon the earliest to occur as (a) such time that no shares of the Company’s Class B Common Stock remain outstanding and (b) such time when the Investor and/or its affiliates collectively hold less than 248,812 shares (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization) of the Company’s capital stock, in the aggregate.

The rights described herein shall terminate and be of no further force or effect upon (a) such time when Investor and/or its affiliates collectively hold less than 248,812 shares of the Company’s capital stock; (b) such time when no shares of Class B Common Stock of the Company are issued and outstanding; or (c) the consummation of a merger or consolidation of the Company that is effected (i) for independent business reasons unrelated to extinguishing such rights; and (ii) for purposes other than (A) the reincorporation of the Company in a different state; or (B) the formation of a holding company that will be owned exclusively by the Company’s stockholders and will hold all of the outstanding shares of capital stock of the Company’s successor.

All shares of the Company’s capital stock held or acquired by the Investor and/or its affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

This Agreement shall be governed by the internal law of the Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the federal and state courts located within the geographic boundaries of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the federal and state courts located within the geographic boundaries of the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. This Agreement shall not be assigned by the Investor without the prior written consent of the Company.

Any term of this Agreement may be amended, terminated or waived only with the written consent of the Company and the Investor.

This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

This Agreement constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled and replaced with this Agreement.

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Very truly yours,		Agreed and Accepted:

LONGHORN SPECIAL OPPORTUNITIES FUND LP		COREWEAVE, INC.

By: Magnetar Financial LLC, its investment manager		By:	/s/ Michael Intrator
		Name:	Michael Intrator
		Title:	Chief Executive Officer

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	General Counsel

MAGNETAR CONSTELLATION MASTER FUND, LTD.

By: Magnetar Financial LLC, its investment manager

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	General Counsel

MAGNETAR CAPITAL MASTER FUND, LTD

By: Magnetar Financial LLC, its investment manager

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	General Counsel

CW OPPORTUNITY 2 LP

By: Magnetar Financial LLC, its investment manager

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	General Counsel